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                                     EXHIBIT 23.1

                           INDEPENDENT ACCOUNTANTS' CONSENT

We consent to the use in this Registration Statement of Advantage Marketing Systems, Inc. on Form SB-2 of our reports dated April 4, 1997 on the consolidated financial statements of Advantage Marketing Systems, Inc. and dated April 11, 1997 on the combined financial statements of Stay 'N Shape International, Inc., Now International, Inc., Solution Products, Inc. and Nation of Winners, Inc., appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the references to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


Oklahoma City, Oklahoma,
March 11, 1998